Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated July 25, 2011, and the related Letter of Transmittal and any amendments or supplements thereto. Purchaser (as defined below) is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Purchaser cannot comply with the state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Radiant Systems, Inc.

at

$28.00 Net Per Share

by

Ranger Acquisition Corporation

a wholly-owned subsidiary of

NCR Corporation

Ranger Acquisition Corporation, a Georgia corporation (“Purchaser”) and a wholly-owned subsidiary of NCR Corporation, a Maryland corporation (“NCR”), is offering to purchase all outstanding shares of common stock, no par value per share (the “Shares”), of Radiant Systems, Inc., a Georgia corporation (“Radiant”), at a purchase price of $28.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 25, 2011 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”). Tendering shareholders whose Shares are registered in their names and who tender directly to BNY Mellon Shareowner Services (the “Depositary”) will not be charged brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Tendering shareholders whose Shares are registered in the name of their broker, bank or other nominee should consult such broker, bank or other nominee to determine if any fees may apply. Following the consummation of the Offer, and subject to the conditions described in the Offer to Purchase, Purchaser intends to effect the merger of Purchaser with and into Radiant, with Radiant surviving the merger as a wholly-owned subsidiary of NCR (the “Merger”).

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FRIDAY, AUGUST 19, 2011, UNLESS THE OFFER IS EXTENDED.

The term “Expiration Date” means 12:00 Midnight, New York City time, at the end of the day on Friday, August 19, 2011, unless extended by Purchaser in accordance with the Merger Agreement (as defined below), in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

The Offer is not subject to any financing condition. The Offer is, however, conditioned upon, among other things, (i) there having been validly tendered (not including Shares tendered pursuant to procedures for guaranteed delivery) and not validly withdrawn before the expiration of the Offer, that number of Shares which, when added to the Shares already owned by NCR and its subsidiaries, represents at least a majority of the total number of outstanding Shares on a “fully diluted basis” (which assumes conversion or exercise of all derivative securities convertible or exercisable into Shares regardless of conversion or exercise price, the vesting schedule or other terms and conditions thereof), which is referred to as the “Minimum Tender Condition;” (ii) any waiting period (and any extension thereof) applicable to the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and the Federal Trade Commission Act, as amended (collectively, a “Competition Law”), having been terminated or having expired, or any material clearance, consent, approval, order, authorization, notice to or filing with any governmental entity that is required to be obtained or made in connection with the Offer or the Merger having been so made or obtained, which is referred to as the “Competition Law and Governmental Consent Condition;” and (iii) there being no law or judgment, order, writ, injunction, decree or award enacted, enforced, amended, issued, in effect or deemed applicable to the Offer or the Merger by any governmental entity (other than the application of the waiting period provisions of any Competition Law to the Offer or to the Merger) the effect of which is to directly or indirectly enjoin, make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger and there not existing or being instituted or pending any claim, suit, action or proceeding by any governmental entity seeking any of the foregoing consequences. NCR reserves the right to waive any of the conditions to the Offer in its sole discretion, other than the Minimum Tender Condition.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 11, 2011 (the “Merger Agreement”), by and among NCR, Purchaser and Radiant under which, following the completion of the Offer and the satisfaction or waiver of certain conditions, including, if required, a vote of Radiant’s shareholders, Purchaser will be merged with and into Radiant, with Radiant surviving the Merger as a wholly-owned subsidiary of NCR. As of the effective time of the Merger, each issued and outstanding Share (other than Shares owned by NCR or Radiant or any direct or indirect wholly-owned subsidiary of Radiant and in each case not held on behalf of third parties and Shares that are held shareholders who have perfected and not withdrawn or waived a demand for appraisal under Georgia law) will be converted into and exchangeable for an amount, payable in cash and without interest, equal to $28.00 per Share in cash, subject to any applicable tax withholding.

The board of directors of Radiant has unanimously (i) determined that the Offer, the Merger, the Merger Agreement the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Radiant and its shareholders; (ii) approved, adopted and declared advisable the Merger Agreement, including the Offer and the Merger; (iii) resolved to recommend that Radiant’s shareholders tender their Shares pursuant to the Offer, and, to the extent required by applicable law, approve the Merger and the Merger Agreement.

Purchaser may, in its sole discretion, (i) extend the Offer on one or more occasions, in consecutive increments between one and twenty business days each, as determined by NCR or Purchaser (or such longer period as the parties may agree), if on any then-scheduled Expiration Date of the Offer any of the conditions to the Offer have not been satisfied or, to the extent waivable by NCR or Purchaser, waived, (ii) extend the Offer for any period as required by the Securities and Exchange Commission or the NASDAQ Stock Market, (iii) in the event that Radiant shall have delivered an Adverse Recommendation Change Notice (as defined in the Offer to Purchase) or a Superior Proposal Notice (as defined in the Offer to Purchase), Purchaser may extend the Offer until the expiration of the Notice Period (as defined in the Offer to Purchase), and (iv) extend the Offer so that the number of Shares validly tendered in the Offer and not properly withdrawn, when combined with the Top-Up Shares (as defined in the Offer to Purchase) to be issued to Purchaser upon exercise of the Top-Up Option (as defined in the Offer to Purchase), would result in Purchaser owning one more share than 90% of the Shares then outstanding on a “fully diluted basis” (provided, that NCR may not extend the Offer under subsection (iv) for a period that would cause the Expiration Date (as defined in the Offer to Purchase) to be after October 31, 2011 without Radiant’s prior written approval). Any extension, delay, termination or amendment of the Offer will be followed promptly by a public announcement thereof in accordance with Rule 14e-1(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To the extent requested in writing by Radiant prior to any then-scheduled Expiration Date of the Offer, Purchaser shall (and NCR shall cause Purchaser to) (i) if the Competition Law and Governmental Consent Condition or certain other conditions to the Offer (the “Offer Conditions”) regarding illegality of the Offer or the Merger described in the Merger Agreement shall not have been satisfied or, to the extent waivable by NCR or Purchaser, waived, and provided that there is a reasonable possibility that such condition or conditions shall be satisfied prior to December 31, 2011 (the “Termination Date”), extend the Offer on one or more occasions, in consecutive increments of up to ten business days each, with the length of such period to be determined by NCR or Purchaser (or such longer period as the parties may agree), until such time as such Offer Conditions are satisfied (but not beyond the Termination Date) and (ii) if any of the Minimum Tender Condition or the Offer Conditions relating to certain representations, warranties, obligations and covenants of Radiant described in the Merger Agreement shall not have been satisfied, provided that there is a reasonable possibility that such condition or conditions shall be satisfied prior to the Termination Date, or, to the extent waivable by NCR or Purchaser, waived on such then-scheduled Expiration Date, but all the other Offer Conditions shall be satisfied on such then-scheduled Expiration Date, extend the Offer on one or more occasions, in consecutive increments of up to ten business days each, with the length of such period to be determined by NCR or Purchaser (or such longer period as the parties hereto may agree) each, for an aggregate period of time of not more than 30 business days; provided, however, that Purchaser is not required to extend the Offer beyond the Termination Date for any reason.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, Purchaser will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

After the expiration of the Offer, if NCR and Purchaser collectively do not beneficially own at least 90% of the Shares then outstanding, Purchaser may, but is not required to, include a subsequent offering period of at least three business days immediately following expiration of the Offer to permit additional tenders of Shares (a “Subsequent Offering Period”). Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remains open for a minimum of 20 business days and has expired, (ii) Purchaser immediately accepts and promptly pays for all Shares validly tendered during the Offer, (iii) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (iv) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In addition, under Rule 14d-11 under the Exchange Act, Purchaser may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Period (including extensions thereof) is no more than 20 business days. No withdrawal rights apply to Shares tendered in a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to shareholders tendering Shares in a Subsequent Offering Period, if one is included.

Purchaser does not currently intend to include a Subsequent Offering Period, although Purchaser reserves the right to do so. If Purchaser elects to include or extend a Subsequent Offering Period, Purchaser will make a public announcement of such inclusion or extension no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.

In order to tender Shares in the Offer, a shareholder must either (i) complete and sign the Letter of Transmittal included with the copy of the Offer to Purchase in accordance with the instructions in the Letter of Transmittal, have his signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver (or with respect to Eligible Institutions (as defined in the Letter of Transmittal), fax) the Letter of Transmittal and any other required documents to the Depositary, and either deliver the certificates for his Shares along with the Letter of Transmittal to the Depositary or tender his Shares pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction on his behalf. If a shareholder’s Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, the shareholder must contact such broker, dealer, commercial bank, trust company or other nominee to tender his Shares. If a shareholder desires to tender his Shares, and certificates evidencing his Shares are not immediately available, or if a shareholder cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, or if a shareholder cannot deliver all required documents to the Depositary prior to the expiration of the Offer, the shareholder may tender his Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares, and thereby purchased Shares validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering shareholders. Under no circumstances will Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of the book-entry transfer of such Shares in the Depositary’s account at The Depositary Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) a Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter, such tenders are irrevocable, except that they may be withdrawn after September 23, 2011, unless such Shares have been accepted been accepted for payment as provided in the Offer. For a withdrawal of Shares to be effective, a written (or, with respect to Eligible Institutions, a facsimile transmission) notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. If a shareholder tenders his Shares by giving instructions to a broker or other nominee, the shareholder must instruct the broker or other nominee to arrange for the withdrawal of his Shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of NCR, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purpose of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in the Offer to Purchase at any time prior to the expiration of the Offer.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Radiant has provided to Purchaser a copy of its shareholder list and security position listing for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and related documents to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and related documents are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The receipt of cash for Shares in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. Shareholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them. For a more detailed description of certain material U.S. federal income tax consequences of the Offer and the Merger, including matters pertinent to non-U.S. shareholders, see Section 5 of the Offer to Purchase.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below and will be furnished promptly at Purchaser’s expense. Neither NCR nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Depositary, the Information Agent and the Dealer Manager for the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

199 Water Street – 26th Floor

New York, NY 10038

Banks and Brokers Call: (212) 440-9800

Call Toll Free: (888) 658-5755

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

383 Madison Ave, 5th Floor

New York, NY 10179

Toll free: (877) 371-5947

July 25, 2011

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